UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2023

PACCAR Inc

(Exact name of registrant as specified in its charter)

Delaware	001-14817	91-0351110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 106th Avenue NE, Bellevue, WA 98004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (425) 468-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value	PCAR	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

The European Commission concluded its investigation of all major European truck manufacturers and reached a settlement with the Company on July 19, 2016. Following the settlement, legal proceedings seeking damages were filed against all major European truck manufacturers. In most jurisdictions, the limitation period for initiating legal claims has expired.

The legal proceedings are moving through the court systems. In 2023, several European courts issued judgments; some have been favorable while others have been unfavorable and are being appealed. The Company believes it has meritorious defenses to the legal claims. During the first quarter of 2023, the Company settled with several claimants. Based on these settlements and judgments, the Company will record in the first quarter 2023, a non-recurring pre-tax charge of $600 million ($446 million after-tax) for the estimable total cost. The estimate may be adjusted as the legal process continues, which could have a material impact on the Company’s financial results.

Customer demand is strong for PACCAR’s industry leading trucks and transportation solutions in all markets. PACCAR and its customers are realizing the operational benefits of the new range of heavy and medium-duty Kenworth, Peterbilt and DAF trucks. These new trucks are successful in the market due to their premium quality, excellent fuel efficiency and low operating costs.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following is furnished as an Exhibit to this Report.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACCAR Inc

Date: April 18, 2023	By:	/s/ M. K. Walton
M. K. Walton Vice President and General Counsel